Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces Fourth Quarter and Fiscal Year 2008 Operating Results

July 17, 2008	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced its operating results for the fourth quarter and fiscal year ended May 31 2008. Sales for the three months ended May 31, 2008 were $3,160,220 compared to $2,908,951 for the same period last year. Net income for the fourth quarter ended May 31, 2008 was $223,895 or $.08 per fully diluted share compared to net income of $355,399 or $.13 per fully diluted share for the same period last year. For the fiscal year ended May 31, 2008, sales were $11,421,257 compared to $11,882,076 for the prior year. Net income for the fiscal year ended was $901,280 or $.32 per fully diluted share compared to net income of $1,284,825 or $.47 per fully diluted share for prior year.

Other reported results:

	Three Months ended		Years ended
	May 31, 2008	May 31, 2007	May 31, 2008	May 31, 2007
Sales	$3,160,220	$2,908,951	$11,421,257	$11,882,076
Gross profit	$1,740,087	$1,666,936	$6,116,113	$6,627,871
Gross margin	55.1%	57.3%	53.6%	55.8%
Operating expenses	$1,505,550	$1,292,295	$5,242,115	$4,859,421
Net income	$223,895	$355,399	$901,280	$1,284,825

In the fourth quarter, sales in the SBS Balancer segment increased 15.3% while sales in the SMS Measurement segment increased 6.0% as compared to the same period last year. In the SMS Measurement segment, sales of the Company’s laser-based dimensional measurement products increased due in part to the introduction and acceptance of recently introduced products. Sales of the Company’s laser-based surface measurement products declined from prior periods due to the continued consolidation of businesses in these targeted markets.

Gross margins for the quarter and the year have declined as compared to the same periods in the prior year primarily due to changes in the product sales mix. Operating expenses have been negatively impacted during the current year primarily due to increased research and development expenses associated with the technology acquired from Xtero Datacom, Inc. (“Xtero”) in February and to increased costs associated with implementing Section 404 of the Sarbanes-Oxley Act.

“We are pleased with the sales growth we experienced in the fourth quarter, particularly in the SBS Balancer segment and the laser-based dimensional measurement component of the SMS Measurement segment,” commented Wayne Case, President and CEO of Schmitt Industries. “We continue to be optimistic that recent downturns in the global economy will not significantly impact our SBS Balancer business but we are watching these global markets carefully.

“We are looking forward to fiscal year 2009, as the Company is in a position to introduce and begin selling the line of Xact™ products during the first half of the year. These Xact products were developed from the technology acquired from Xtero earlier in the year and will be used to remotely measure and report via a secure website the capacity and volumes of large chemical storage tanks anywhere in the world using satellite technology. We have also added two new members to our management team, James A Fitzhenry, Executive Vice President, and Jeffrey T Siegal, CFO and Treasurer, as previously announced during the fourth quarter of fiscal 2008, who are both expected to make contributions in fiscal 2009,” he concluded.

Schmitt Industries, Inc. designs, assembles and markets computer controlled balancing equipment (the Balancer segment) primarily to the machine tool industry. Through its wholly owned subsidiary, Schmitt Measurement Systems, Inc., the Company designs, manufactures and markets precision laser measurement systems used in surface measurement applications and dimensional measurement applications (the Measurement segment). The Company also sells and markets its products in Europe through its wholly owned subsidiary, Schmitt Europe Ltd. located in the United Kingdom.

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

FORWARD-LOOKING STATEMENTS

The statements in this release, including remarks by Wayne Case regarding the impact of the global economy on SBS Balancer sales, the introduction of the Xact™ products and the expected contributions of new members of Schmitt management, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors including but not limited to the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry and other factors detailed in the Company’s SEC filings. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they were made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

For more information contact:	Linda M. Case, Investor Relations (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258